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                                                                     EXHIBIT 4.3

                AMENDMENT NO. 2 TO AND CONSENT AND WAIVER UNDER
                                CREDIT AGREEMENT

         THIS AMENDMENT NO. 2 TO AND CONSENT AND WAIVER UNDER CREDIT AGREEMENT (this "Amendment No. 2") is made the 30th day of June, 2000, by and among JLG INDUSTRIES, INC., a Pennsylvania corporation ("JLG"), and certain of its subsidiaries listed on Schedule 1 to the Credit Agreement (as defined below) (each, together with JLG, individually a "Borrower" and individually and collectively, the "Borrowers"); the Lenders listed on Schedule 2 to the Credit Agreement; First Union National Bank, as administrative agent ("Administrative Agent"); BankOne, Michigan, as syndication agent ("Syndication Agent") and The Chase Manhattan Bank, as documentation agent ("Documentation Agent").

                                   BACKGROUND

         Borrowers, Lenders, Administrative Agent, Syndication Agent and Documentation Agent entered into a Credit Agreement dated June 18, 1999, as amended by Amendment No. 1 to Credit Agreement dated December 16, 1999 (as amended, as so amended hereby and as may be further amended from time to time, the "Credit Agreement") in order for the Borrowers to, among other things: (i) acquire 100% of the stock of Gradall Industries, Inc., (ii) refinance certain existing indebtedness, and (iii) provide for additional working capital.

         Borrowers have informed Administrative Agent of their desire to make borrowings in foreign currencies and to enter into certain sale/leaseback and securitization of accounts receivable transactions. Borrowers, Lenders, Administrative Agent, Syndication Agent and Documentation Agent have agreed to make certain amendments to the Credit Agreement and grant certain consents under the Credit Agreement, each as set forth herein and subject to the terms and conditions hereof.

         In consideration of the foregoing and the premises and the agreements hereinafter set forth, and intending to be legally bound hereby, effective as of the Amendment No. 2 Effective Date, the parties hereto agree as follows:

         1. Definitions

            1. General Rule. Unless otherwise defined herein, terms used herein which are defined in the Credit Agreement shall have the respective meanings assigned to such terms in the Credit Agreement.

            2. Additional Definitions. The following definitions are hereby added to Section 1.1 of the Credit Agreement to read in their entirety as follows:

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                  "Alternate Currency" shall have the meaning set forth in
         Paragraph 2.9 hereof.

                  "Alternate Currency Loan" means a Revolving Credit Loan denominated in an Alternate Currency.

                  "Alternate Lending Office" means as to each Lender, such office, branch, affiliate or correspondent of such Lender as such Lender may from time to time designate by notice to Borrowers and the Administrative Agent as such Lender's office for making or receiving payments of Alternate Currency Loans.

                  "Amendment No. 2" means the Amendment No. 2 to Credit Agreement by and among Borrowers, Lenders, Administrative Agent, Syndication Agent and Documentation Agent, dated June 30, 2000.

                  "Amendment No. 2 Effective Date" means the date on which the conditions set forth in Paragraph 15 of Amendment No. 2 have been satisfied.

                  "Collections" has the meaning set forth on Exhibit E attached hereto.

                  "Contractual Currency" shall have the meaning set forth in
         Section 2.9(c) hereof.

                  "Conversion Date" shall have the meaning set forth in Section 2.9(c) hereof.

                  "Currency Calculation Date" means (a) each date of delivery of a Notice of Borrowing in accordance with Section 2.3 hereof and (b) each other date on which the Administrative Agent shall, in its discretion, calculate the Dollar Equivalent of the Alternate Currency Loan other than on a Currency Calculation Date as set forth in clause
         (a) of this definition.

                  "Dollar Equivalent" of any amount expressed in an Alternate Currency means the equivalent amount of Dollars as of the most recent date on which Administrative Agent in its reasonable judgment determines to make a foreign exchange calculation, after giving effect to a conversion of such amount of such Alternate Currency to Dollars at the buy spot rate quoted for wholesale transactions by Administrative Agent at approximately 11:00 a.m. Philadelphia time on such Currency Calculation Date in accordance with its normal practice.

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                  "Equipment Sale/Leaseback" means a lease arrangement whereby a
         Borrower(s) sell certain manufacturing or other equipment to a lessor and lease back such equipment from the lessor.

                  "Liquidation Currency" shall have the meaning set forth in
         Section 2.9(d) hereof.

                  "MLA Cost" means, with respect to any Alternate Currency Loan made by a Lender, the cost imputed to such Lender of compliance with the Mandatory Liquid Assets requirements of the Bank of England during the Interest Period applicable to such Alternate Currency Loan, expressed as a rate per annum and determined in accordance with the formula set forth on Schedule 3 hereto.

                  "Purchaser" means a conduit entity that purchases Receivables, Related Security and Related Assets from a Borrower, Borrowers or a Securitization Subsidiary in connection with a Securitization.

                  "Receivable" has the meaning set forth on Exhibit B attached hereto.

                  "Received Currency" shall have the meaning set forth in
         Section 2.9(c) hereof.

                  "Redenominate" means the conversion of each Alternate Currency Loan from one Alternate Currency into Dollars.

                  "Related Assets" has the meaning set forth on Exhibit D attached hereto.

                  "Related Security" has the meaning set forth on Exhibit C attached hereto.

                  "Rental Fleet Sale/Leaseback" means a lease arrangement whereby Borrower(s) sell a pool of rental equipment to a lessor and lease back such equipment from the lessor.

                  "Securitization" means a financing arrangement, a component of which is a liquidity facility under which no Borrower is a borrower or guarantor, whereby a Borrower or Borrowers sell portions of its/their accounts receivable to a Securitization Subsidiary, in each case without recourse, but subject to certain representations, warranties, covenants and indemnity obligations, which will in turn sell such receivables to a Purchaser, in each case without recourse, but subject to certain representations, warranties, covenants and indemnity obligations.

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                  "Securitization Subsidiary" means a bankruptcy-remote direct
         Subsidiary of JLG formed in connection with a Securitization.

            3. Amended Definitions.

               1. The definition of "Debt" found in Section 1.1 of the Credit Agreement is hereby amended so that the word "and" prior to subsection (h) is deleted, and the following subsection (i) is inserted prior to the period at the end of such definition:

                  ", and (i) any amount paid by a Purchaser to a Securitization Subsidiary in connection with a Securitization"

               2. The following definition found in Section 1.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

                  "LIBOR" means the rate of interest per annum determined on the basis of the rate for deposits in Dollars or applicable Alternate Currency deposits, as the case may be, in minimum amounts of at least $5,000,000 for a period equal to the applicable Interest Period which appears for Dollar deposits on the Dow Jones Markets page 3750 at approximately 11:00 a.m. (London time), and for Alternate Currency deposits on Dow Jones Markets page 3750 at approximately 11:00 a.m. (London time), two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest one-hundredth of one percent (1/100%)). If, for any reason, such rate does not appear on Dow Jones Markets page 3750, then LIBOR shall be determined by the Administrative Agent to be the arithmetic average (rounded upward, if necessary, to the nearest one-hundredth of one percent (1/100%)) of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the applicable Loan.

               3. The definition of "LIBOR Rate" found in Section 1.1 of the Credit Agreement is hereby amended so that the following phrase is added immediately before the colon at the end of the second line of such definition:

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                  ", and as may be further adjusted for MLA Costs"

         2. New Schedule 3. Schedule 3 entitled "Calculation of MLA Costs" is hereby added to the Credit Agreement as set forth in its entirety as Exhibit A hereto.

         3. New Section 2.9 (Alternate Currency Options). The following new
Section 2.9 is hereby added to the Credit Agreement to read in its entirety as follows:

                  2.9 Alternate Currency Options

                  a. (i) All Revolving Credit Loans shall be made in Dollars or, at Borrowers' request, in any other freely convertible, transferable foreign currency available to all Lenders (each an "Alternate Currency"); provided, however, that the aggregate outstanding amount of the Revolving Credit Loans made in Alternate Currencies shall not exceed at any time the Dollar Equivalent of One Hundred Million Dollars ($100,000,000). Each Lender's Commitment Percentage of each Alternate Currency Loan shall be determined by reference to its Dollar Equivalent on the date each such Alternate Currency Loan is made. As to any Alternate Currency Loan, each Lender may elect to fulfill its commitment to make such Alternate Currency Loan by causing an Alternate Lending Office to make such Alternate Currency Loan; provided, however, that no such election shall be made if as a result thereof any Borrower would be required to pay United States withholding taxes or any additional amounts.

                     (ii) Each Alternate Currency Loan shall be a LIBOR Rate Loan; provided, however, that JLG, on behalf of the Borrowers, shall give a Notice of Borrowing to the Administrative Agent under Section 2.3(a)(ii) on the fourth (4th) Business Day before each Alternate Currency Loan.

                  b. If, after the date of this Agreement, any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lenders with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for Lenders to make or maintain or fund Loans in the applicable Alternate Currency, Administrative Agent shall notify Borrowers. Upon

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         receipt of such notice, the applicable Alternate Currency Loan shall be repaid and/or converted to an available Alternate Currency or Dollars on either: (i) the last day of the then current Interest Period for the affected Alternate Currency Loan, if Lenders may lawfully continue to maintain a Loan at such Alternate Currency to such day, or (ii) immediately, if Lenders may not lawfully continue to so maintain such Alternate Currency Loan.

                  c. All payments hereunder shall be made in Dollars or an Alternate Currency, as the case may be, based on the currency in which a Loan is made. Such requirement is of the essence hereof. If payment is not made in the currency due under this Agreement (the "Contractual Currency") or if any court or tribunal shall render a judgment or order for the payment of amounts due hereunder or under the Notes and such judgment is expressed in a currency other than the Contractual Currency, the Borrowers shall indemnify and hold the Lenders harmless against any deficiency incurred by the Lenders with respect to the amount received by the Lenders to the extent the rate of exchange at which the Contractual Currency is convertible into the currency actually received or the currency in which the judgment is expressed (the "Received Currency") is not the reciprocal of the rate of exchange at which Administrative Agent would be able to purchase the Contractual Currency with the Received Currency, in each case on the Business Day following receipt of the Received Currency in accordance with normal banking procedures. If the court or tribunal has fixed the date on which the rate of exchange is determined for the conversion of the judgment currency into the Contractual Currency (the "Conversion Date") and if there is a change in the rate of exchange prevailing between the Conversion Date and the date of receipt by the Lenders, then the Borrowers will, notwithstanding such judgment or order, pay such additional amount (if any) as may be necessary to ensure that the amount paid in the Received Currency when converted at the rate of exchange prevailing on the date of receipt will produce the amount then due to the Lenders from the Borrowers hereunder in the Contractual Currency.

                  d. If any Borrower shall wind up, liquidate, dissolve or become a debtor in bankruptcy while there remains outstanding: (i) any amounts owing to the Lenders hereunder or under the Notes, (ii) any damages owing to the Lenders in respect of a breach of any of

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         the terms hereof, or (iii) any judgment or order rendered in respect of such amounts or damages, the Borrowers shall indemnify and hold the Lenders harmless against any deficiency with respect to the Contractual Currency in the amounts received by the Lenders arising or resulting from any variation as between: (i) the rate of exchange at which the Contractual Currency is converted into another currency (the "Liquidation Currency") for purposes of such winding-up, liquidation, dissolution or bankruptcy with regard to the amount in the Contractual Currency due or contingently due hereunder or under the Notes or under any judgment or order to which the relevant obligations hereunder or under the Notes shall have been merged and (ii) the rate of exchange at which Administrative Agent could, in accordance with normal banking procedures, be able to purchase the Contractual Currency with the Liquidation Currency at the earlier of (A) the date of payment of such amounts or damages and (B) the final date or dates for the filing of proofs of a claim in a winding-up, liquidation, dissolution or bankruptcy. As used in the preceding sentence, the "final date" or dates for the filing of proofs of a claim in a winding-up, liquidation, dissolution or bankruptcy shall be the date fixed by the liquidator under the applicable law as being the last practicable date as of which the liabilities of the applicable Borrower may be ascertained for such winding-up, liquidation, dissolution or bankruptcy before payment by the liquidator or other appropriate person in respect thereof.

                  e. The Borrowers agree to indemnify the Lenders against any loss or expense which the Lenders may sustain or incur in liquidating or employing deposits from third parties acquired to effect, fund or maintain any Alternate Currency Loan or any part thereof as a consequence of (i) the Borrowers' failure to make a payment on other than the due date of such Alternate Currency Loan, or (ii) the Borrowers' failure to borrow under, convert to or renew under the applicable Alternate Currency on a binding effective date of such borrowing, conversion or renewal. Administrative Agent's determination of an amount payable under this paragraph (e) shall, in the absence of error, be conclusive and shall be payable on demand.

                  f. Administrative Agent may from time to time in its discretion calculate the Dollar Equivalent of

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         an Alternate Currency Loan. In the event that the aggregate Dollar
         Equivalent of the outstanding principal amount of the Alternate Currency Loans at any time exceeds One Hundred Million Dollars ($100,000,000), the Administrative Agent shall promptly give notice of such fact to Borrowers and Lenders, and Borrowers shall be required to make a payment to Administrative Agent to reduce the outstanding principal amount of the outstanding Alternate Currency Loans so that the Dollar Equivalent thereof equals not more than One Hundred Million Dollars ($100,000,000). Such payment shall be made within three (3) Business Days following the date of receipt of such notice given by Administrative Agent.


         4. New Section 2.10 (European Economic and Monetary Union). A new
Section 2.10 is hereby added to the Credit Agreement to read in its entirety as follows:

         2.10. European Economic and Monetary Union.

                  (a) Definitions. In this Section 2.10 and in each other provision of this Agreement to which reference is made to this Section expressly or implicitly, the following terms have the meanings given to them in this Section 2.10:

                  "EMU" means economic and monetary union as contemplated in the Treaty on European Union;

                  "EMU Legislation" means legislative measures of the European Council for the introduction of change over to or operation of a single or unified European currency, as amended from time to time;

                  "euro" means the single currency to which participating member states are converting;

                  "euro unit" means the currency unit of the euro;

                  "national currency unit" means the unit of currency (other than a euro unit) of a participating member state;

                  "participating member state" means each state so described in any EMU Legislation; and

                  "Treaty on European Union" means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came

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         into force on November 1, 1993), as amended from time to time.

                  (b) Effectiveness of Provisions. The provisions of subsections
         (c) to (k) below (inclusive) shall be effective upon the execution of this Agreement, provided, that if and to the extent that any such provision relates to any state (or the currency of such state) that is not a participating member state upon the execution of this Agreement, such provision shall become effective in relation to such state (and the currency of such state) at and from the date on which such state becomes a participating member state.

                  (c) Redenomination and Alternate Currencies. Each obligation of any party under this Agreement which has been denominated in the national currency unit of a non-member state which becomes a participating member state after the date of any Alternate Currency Loan made in the national currency unit of such state shall be Redenominated into the euro unit at the exchange rate set in accordance with EMU Legislation, provided, that if and to the extent that any EMU Legislation provides that an amount denominated either in the euro or in the national currency unit of a participating member state and payable within that participating member state by crediting an account of a creditor can be paid by a debtor either in the euro unit or in the national currency unit, each party to this Agreement shall be entitled to pay or repay any such amount either in the euro unit or in such national currency unit; provided, however, any amount paid in a national currency unit shall be paid at the fixed exchange rate in order to yield the required amount in euros.

                  (d) Loans. Any Loan in the currency of a participating member state shall be made in the euro unit, provided that any loan may, if so requested by Borrowers, be made in the national currency unit (based upon fixed exchange rate) of any participating member state so long as such national currency unit continues to be available as legal tender, is freely convertible and is not subject to exchange controls.

                  (e) Business Days. With respect to any amount denominated or to be denominated in the euro or a national currency unit, any reference to a "Business Day" shall be construed as a reference to a day (other than a Saturday or Sunday) on which banks are

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         generally open for business in New York City and prime banks in London generally provide quotations for deposits denominated in the euro and such national currency unit.

                  (f) Payment to the Lenders. Sections of this Agreement which provide for payment or repayment in a national currency unit shall be construed so that, in relation to the payment of any amount of euro units or national currency units, such amount shall be made available to the Lenders, in immediately available, freely transferable, cleared funds to such account with each bank (in such principal financial center) as each Lender may from time to time nominate for this purpose in accordance with this Agreement.

                  (g) Payments by the Lenders Generally. With respect to the payment of any amount denominated in the euro or in a national currency unit, the Lenders shall not be liable to the Borrowers in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by a Lender if such Lender has made reasonable efforts to effect all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in the euro unit or, as the case may be, in a national currency unit) to the account with the bank in the principal financial center in the participating member state which the Borrowers shall have specified for such purpose. In this paragraph, "all relevant steps" means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as such Lender may from time to time select for the purpose of clearing or settling payment of the euro.

                  (h) Basis of Accrual. If the basis of accrual of interest or fees expressed in this Agreement with respect to the currency of any state that becomes a participating member state shall, in a Lender's reasonable judgment, be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest or fees in respect of the euro, or if interest rate quotes for a national currency are no longer provided, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a participating member state; provided, that if any Alternate Currency Loan in the currency of

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         such state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan, at the end of the then current Interest Period.

                  (i) Rounding and Other Consequential Changes. Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and without prejudice to the respective liabilities for indebtedness of the Borrowers to the Lenders and of the Lenders to the Borrowers under or pursuant to this Agreement,

                        (i) each reference in this Agreement to a minimum amount
            (or an integral multiple thereof) in a national currency unit to be paid to or by a Lender shall be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in the euro unit as such Lender may from time to time specify; and

                        (ii) except as expressly provided in this Agreement,
            each provision of this Agreement, including, without limitation, the right to combine currencies to effect a setoff, shall be subject to such reasonable changes of interpretation as Lenders may from time to time specify to be necessary or appropriate to reflect the introduction of or changeover to the euro in participating member states.

                  (j) Exchange Indemnification and Increased Costs. The Borrowers shall from time to time, upon demand from the Lenders, pay to the Lenders the amount of any loss or cost or increased cost incurred by, or of any reduction in any amount payable to or in the effective return of its capital to, or of interest or other return, including principal foregone by any Lender or its holding company as a result of the introduction of, changeover to or operation of the euro in any participating member state or Borrowers' election to borrow in a national currency and repay in the euro or to borrow in the euro and repay in a national currency other than any such cost or reduction or amount foregone reflected in the associated interest rate.


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                  (k) Further Assurances. Borrowers agree, at the request of the
         Administrative Agent or a Lender, at the time of or at any time following the implementation of any EMU Legislation, to enter into an agreement amending this Agreement in order to reflect the implementation of the EMU Legislation and to place the parties hereto in the position they would have been in had such EMU Legislation not been implemented.

         5. Amended Section 4.1(d) (Interest). Section 4.1(d) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

                  (d) Default Rate. Subject to Section 11.3, at the discretion of the Administrative Agent and Required Lenders, upon the occurrence and during the continuance of an Event of Default: (i) the Borrowers shall no longer have the option to request LIBOR Rate Loans, (ii) all outstanding LIBOR Rate Loans (including without limitation all Alternate Currency Loans) shall bear interest at a rate per annum two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans, as applicable, until the end of the applicable Interest Period, and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, (iii) all outstanding Base Rate Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans. Interest shall continue to accrue on the Notes after the filing by or against the Borrowers of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, and (iv) on the last day of the applicable Interest Period, all outstanding Alternate Currency Loans shall be Redenominated into Dollars.

         6. Amended Section 4.4 (Manner of Payment). Section 4.4 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

            Section 4.4. Manner of Payment.

                  (a) Except for Alternate Currency Loans, each payment by the Borrowers on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement or any Note shall be made not later than 1:00 p.m. (Philadelphia time) on the date

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         specified for payment under this Agreement to the Administrative Agent at the Administrative Agent's Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages (except as specified below), in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever.

                  (b) Alternate Currency Loans shall be paid at the Administrative Agent's Alternate Lending Office no later than 11:00 a.m. (London time) and otherwise as set forth above.

                  (c) Any payment received on such date after the time set for payment, as applicable, shall be deemed to have been made on the next succeeding Business Day. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender's Commitment Percentage (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of the Issuing Lender's fees, Lenders' facility fee or L/C Participants' commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent's fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 4.8, 4.9, 4.10, 4.11 or
         13.2 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 4.1(b)(ii) if any payment under this Agreement or any Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

         7. Amended Section 10.1(e) (Limitations on Debt). Section 10.1(e) of the Credit Agreement is hereby amended so that the reference to "Five Million Dollars ($5,000,000)" is replaced by "Ten Million Dollars ($10,000,000)".

         8. Amended Section 10.3(f) (Limitations on Liens). Section 10.3(f) of the Credit Agreement is hereby amended and restated in its entirety as set forth below:

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                  (f) Liens securing Debt permitted under Section 10.1(h);
         provided that (i) such Liens shall be created substantially simultaneously with the acquisition of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt, (iii) the amount of Debt secured thereby is not increased, and (iv) the principal amount of Debt secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price of such property at the time it was acquired.

         9. Amended Section 10.6(d) (Limitations on Sales of Assets). Section 10.6(d) of the Credit Agreement is hereby amended and restated in its entirety as set forth below:

                  (d) either: (i) the sale or discount without recourse of accounts receivable which arose in the ordinary course of business or
         (ii) the sale of Receivables, Related Security and Related Assets in connection with Securitizations, in each case as defined in and to the extent permitted by any consent or waiver by the Required Lenders relating thereto; provided, however, that the aggregate face amount of outstanding accounts receivable sold or discounted under clause (i) above, plus Debt outstanding in connection with Securitizations permitted under clause (ii) above, shall not exceed in the aggregate at any time One Hundred Million Dollars ($100,000,000); provided further, however, that for purposes of clause (i) above (but not clause (ii)), "outstanding" means those sold or discounted accounts receivable which are by their terms not due;

         10. Additional Section 11.1(q) (Sale/Leaseback or Securitization Cross-Default). The following new Section 11.1(q) is hereby added to the Credit Agreement to read in its entirety as follows:

                  (q) Sale/Leaseback or Securitization Cross-Default. Any Borrower or any Subsidiary shall (i) default in the payment of any Debt in connection with an Equipment Sale/Leaseback, Rental Fleet Sale/Leaseback or Securitization transaction beyond the period of grace if any, provided in the instrument or agreement under which such Debt was created or (ii) default in the observance or performance of any other agreement or condition relating to any Debt in connection with an Equipment Sale/Leaseback, Rental Fleet Sale/Leaseback or Securitization transaction or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

         11. Consents and Waivers in connection with Sale/Leaseback Transactions. Borrowers have entered into and/or have informed Administrative Agent of their intent to enter into two types of sale/leaseback transactions. The first type is a lease arrangement whereby the Borrowers sell certain manufacturing and other equipment of the Borrowers to a lessor and lease back such equipment (an "Equipment Sale/Leaseback); the second type is a lease arrangement where the Borrowers will sell a pool of rental equipment to a lessor and lease back such equipment (a "Rental Fleet Sale/Leaseback"). The following consents and waivers are intended to permit Equipment Sale/Leaseback and Rental Fleet Sale/Leaseback transactions as and to the extent, and subject to the conditions, set forth below:

            1. Section 10.1 (Limitations on Debt). Section 10.1 of the Credit Agreement prohibits the Borrowers from incurring additional Debt except to the extent set forth in the exceptions described therein. Equipment Sale/Leaseback and Rental Fleet Sale/Leaseback transactions violate or may violate Section 10.1 of the Credit Agreement. Lenders hereby consent to the Borrowers' incurrence of Debt in connection with Equipment Sale/Leaseback and Rental Fleet Sale/Leaseback transactions; provided, however, that: (i) in connection with an Equipment Sale/Leaseback, the transaction is limited to the equipment placed in service not more than six months prior to the effective date of such Equipment Sale/Leaseback; (ii) the amount of Debt outstanding in connection with Equipment Sale/Leaseback transactions (including without limitation the January 28, 2000 transaction between JLG and SunTrust Leasing Corporation for the sale and leaseback of the Torrid Powder Finishing System located at JLG's paint facility at Shippensburg, Pennsylvania) shall be applied to reduce the 20% of Net Worth basket set forth in Section 10.1(h) of the Credit Agreement; and (iii) the amount of Debt outstanding in connection with Rental Fleet Sale/Leaseback transactions, either singly or in the aggregate, shall not exceed 15% of Net Worth of JLG and its Subsidiaries on a consolidated basis (as set forth on the most recently delivered financial statements by Borrowers to the Lenders), and such amount of Debt : (A) shall be equivalent to the sale price to the lessor of such equipment sold, less any lease amortization, in accordance with GAAP and
(B) shall not be applied to reduce the 20% of Net Worth basket set forth in
Section 10.1(h) of the Credit Agreement.

            2. Section 10.3 (Limitations on Liens). Section 10.3 of the Credit Agreement prohibits Borrowers from incurring Liens on any of their assets except to the extent set forth in the exceptions described therein. Equipment Sale/Leaseback and Rental Fleet Sale/Leaseback transactions violate or may violate Section 10.3 of the Credit Agreement because the lessor would have an effective lien on :(i) the Borrowers' assets transferred to the lessor as part of the Equipment Sale/Leaseback or Rental Fleet Sale/Leaseback transaction, and
(ii) in connection with a Rental Fleet Sale/Leaseback transaction, the lessor would also have a lien on the Borrowers' accounts, proceeds of accounts, lease agreements and lease payments related to such assets (collectively, the "Transferred Assets"). Lenders hereby consent to Borrowers' incurrence of Liens on their Transferred Assets in connection with either Equipment Sale/Leaseback or Rental Fleet Sale/Leaseback transactions.

            3. Section 10.6 (Limitations on Sale of Assets). Section 10.6 of the Credit Agreement prohibits Borrowers and their Subsidiaries from conveying, selling, leasing, transferring or otherwise disposing of any of their property business or assets except to the extent set forth in the exceptions described therein, and therefore prohibits Borrowers from transferring ownership of their assets to a lessor under either an Equipment Sale/Leaseback or the Rental Fleet Sale/Leaseback. Lenders hereby consent to Borrowers' sale of Transferred Assets to a lessor in connection with Equipment Sale/Leaseback and Rental Fleet Sale/Leaseback transactions otherwise permitted herein.

            4. Section 10.11 (Restrictive Agreements). Section 10.11 of the Credit Agreement prohibits the Borrowers and their Subsidiaries from entering into any agreement evidencing indebtedness which contains any negative pledge on assets or covenants more restrictive than those in the Credit Agreement. The Borrowers' execution of the documentation in connection with Equipment Sale/Leaseback or Rental Fleet Sale/Leaseback transactions may, due to the inclusion of a negative pledge relating to the Transferred Assets, subject to the applicable transaction, violate Section 10.11 of the Credit Agreement. Lenders hereby consent to any Borrower's grant of a negative pledge on Transferred Assets to a lessor in connection with Equipment Sale/Leaseback or Rental Fleet Sale/Leaseback transactions.

         12. Consents and Waivers in connection with Securitization Transactions. Borrowers have informed Administrative Agent of their desire to enter into Securitization transactions. In each Securitization, one or more of the Borrowers will sell portions of its/their Receivables, Related Security and Related Assets to Securitization Subsidiaries, which will in turn sell such receivables to a Purchaser. A liquidity facility, under which no Borrower is a borrower or guarantor, will be a component of each such Securitization. JLG will provide Administrative Agent with: (i) one week's prior written notice of any Securitization and (ii) within one week after the closing of any Securitization, an opinion of counsel to Borrowers stating that such transaction has closed and that the documentation for such Securitization does not breach the terms of the Credit Agreement. The transaction evidenced by: (i) the Purchase and Sale Agreement dated as of June 30, 2000 between JLG, The Gradall Company, The Gradall Orville Company and a Securitization Subsidiary, (ii) the Receivables Purchase Agreement dated as of June 30, 2000 among a Securitization Subsidiary, as the Seller, JLG, as the Servicer, Market Street Funding Corporation, as the Issuer and PNC Bank, National Association, as the Administrator and (iii) the liquidity facility in connection therewith (collectively, the "PNC Securitization"), which documents (other than the liquidity facility, as to which Borrowers represent and warrant herein that they are not a party) have been reviewed by counsel to Administrative Agent, constitutes a Securitization hereunder. The following consents and waivers are intended to permit the PNC Securitization referred to above and subsequent Securitizations as and to the extent, and subject to the conditions, set forth below:

            1. Securitization Subsidiary. Section 8.12 of the Credit Agreement (Additional Subsidiaries) requires that any new Subsidiary of a Borrower must, inter alia, be joined as a Borrower under the Credit Agreement. Lenders hereby waive the requirement that a Securitization Subsidiary join the Credit Agreement as a Borrower. In addition, Lenders hereby waive a Securitization Subsidiary's compliance with the negative covenants found in Article 10 of the Credit Agreement, other than in Section 10.1 of the Credit Agreement.

            2. Section 10.1 (Limitations on Debt). Section 10.1 of the Credit Agreement prohibits Borrowers from incurring additional Debt except to the extent set forth in the exceptions described therein. A Securitization may contravene Section 10.1 of the Credit Agreement, because in connection with the sale of Receivables, Related Security and Related Assets to a Purchaser, a Securitization Subsidiary may incur Debt to a Purchaser for payments of the accounts receivable from such accounts. Lenders hereby consent to Debt not exceeding One Hundred Million Dollars ($100,000,000) outstanding at any time related to: (i) Securitizations and (ii) other sales or discounts without recourse of accounts receivable permitted by Section 10.6(d) of the Credit Agreement, either singly or in the aggregate (provided, however, that with respect to sales or discounts without recourse of accounts receivable referenced in clause (ii) above, "outstanding" means those sold or discounted accounts receivable which are by their terms not due).

            3. Section 10.3 (Limitations on Liens). Section 10.3 of the Credit Agreement prohibits Borrowers from incurring Liens on any of their assets except to the extent set forth in the exceptions described therein. A Securitization may contravene Section 10.3 of the Credit Agreement because in connection with the sale of the Receivables, Related Security and Related Assets, a Purchaser will file UCC-1 financing statements against the Borrower that sells such Receivables, Related Security and Related Assets. Lenders hereby consent to Purchasers filing UCC-1 financing statements against Borrowers in connection with a Securitization, so long as such UCC-1s cover only those Receivables, Related Security and Related Assets sold to a Purchaser in connection with such Securitization.

            4. Section 10.6 (Limitations on Sale of Assets). Section 10.6 of the Credit Agreement prohibits Borrowers and their Subsidiaries from conveying, selling, leasing, transferring or otherwise disposing of any of their property business or assets except to the extent set forth in the exceptions described therein, and therefore prohibits Borrowers from selling their accounts receivable to a Securitization Subsidiary in connection with a Securitization. Lenders hereby consent to Borrowers' sale of its/their Receivables, Related Security and Related Assets to a Securitization Subsidiary in connection with a Securitization.

            5. Section 10.11 (Restrictive Agreements). Section 10.11 prohibits the Borrowers and their Subsidiaries from entering into any agreement evidencing indebtedness which contains any negative pledge on assets or covenants more restrictive than those in the Credit Agreement. The Borrowers' execution of the documentation in connection with a Securitization may, due to the inclusion of a negative pledge relating to the Receivables, Related Security, Related Assets and Collections, subject to the applicable transaction, violate Section 10.11 of the Credit Agreement. Lenders hereby consent to Borrowers' grant of a negative pledge to a Purchaser on the Receivables, Related Security, Related Assets and Collections sold to such Purchaser in connection with a Securitization.

         13. Representations and Warranties. Borrowers hereby represent and warrant to Lenders as follows:

            1. Representations. The representations and warranties set forth in
Article VI of the Credit Agreement are true and correct in all material respects as of the Amendment No. 2 Effective Date, except for any representation or warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date; there is no Event of Default or Default under the Credit Agreement, as amended hereby; and since July 31, 1999 there has been no material adverse change in the properties, business, operations, prospects or condition (financial or otherwise) of JLG or its Subsidiaries on a Consolidated basis that could reasonably be expected to have a Material Adverse Effect.

            2. Power and Authority. Each Borrower has the power and authority under the laws of its state of incorporation or formation and under its respective articles or certificates of incorporation and bylaws or articles of organization and operating agreement to enter into and perform this Amendment No. 2 and the other documents and agreements required hereunder (collectively, the "Amendment Documents"); all necessary actions (corporate or otherwise) for the execution and performance by each Borrower of the Amendment Documents have been taken; and each of the Amendment Documents and the Credit Agreement, as amended, constitute the valid and binding obligations of Borrowers, enforceable in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors' rights in general and the availability of equitable remedies.

            3. No Violations of Law or Agreements. The execution and performance of the Amendment Documents by Borrowers will not: (i) violate any provisions of any law or regulation, federal, state or local, or the articles or certificates of incorporation or bylaws or articles of organization or operating agreement of any Borrower or (ii) result in any breach or violation of, or constitute a default or require the obtaining of any consent under, any material agreement or instrument by which any Borrower or its property may be bound.

            4. Liquidity Facility. No Borrower is a borrower under or a guarantor for the liquidity facility to be established in connection with the PNC Securitization transaction described in Paragraph 12 above.

         14. Amendment Fee. Borrowers hereby covenant and agree to pay to each Lender who has executed this Amendment No. 2 a fee of five basis points on such Lender's Commitment Percentage under the Credit Agreement.

         15. Conditions to Effectiveness of Amendment. This Amendment No. 2 shall be effective upon the date of Administrative Agent's receipt of the following documents, each in form and substance reasonably satisfactory to Administrative Agent:

            1. Amendment No. 2. This Amendment No. 2 duly executed by Borrowers, Required Lenders and Administrative Agent; provided, however, that Paragraphs 2, 3, 4, 5, 6 and the other provisions hereof relating to Alternate Currency Loans shall be effective only upon execution of this Amendment No. 2 by Borrowers, all Lenders and Administrative Agent.

            2. Working Capital Facility. An amendment to the documentation of the Working Capital Facility, in form and substance acceptable to Administrative Agent.

            3. Overdraft Facility. An amendment to the documentation evidencing the Overdraft Facility, in form and substance acceptable to Administrative Agent.

            4. Amendment Fee. Payment to Administrative Agent, for the benefit of each Lender, of the fees set forth in Paragraph 14 hereof.

            5. Opinion of Counsel. An opinion of counsel to Borrowers, in form and substance satisfactory to Administrative Agent.

            6. Good Standing Certificates. A good standing certificate from the secretary of state of the state of formation of each Borrower as of a recent date.

            7. Secretary Certificate. A certificate of the secretary of each Borrower certifying that the resolutions authorizing such Borrower's execution of this Amendment No. 2 are in full force and effect.

            8. Other Documents. Such additional documents as Lenders may reasonably request.

         16. Affirmations. Borrowers hereby: (i) affirm all the provisions of the Credit Agreement, as amended by this Amendment No. 2, and (ii) agree that the terms and conditions of the Credit Agreement shall continue in full force and effect as supplemented and amended hereby.

         17. Miscellaneous.

            1. Borrowers agree to pay or reimburse Administrative Agent for all reasonable fees and expenses (including without limitation reasonable fees and expenses of counsel) incurred by Administrative Agent in connection with the preparation, execution and delivery of this Amendment No. 2.

            2. This Amendment No. 2 shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of law or choice of law principles.

            3. This Amendment No. 2 may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

            4. Except as expressly set forth herein, the execution, delivery and performance of this Amendment No. 2 shall not operate as a waiver of any right, power or remedy of Administrative Agent or Lenders under the Credit Agreement and the agreements and documents executed in connection therewith or constitute a waiver of any provision thereof.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 the day and year first above written.


Attest:                                 JLG INDUSTRIES, INC.
------

By: _____________________________   By: _____________________________
    Name: Thomas D. Singer              Name: Charles H. Diller, Jr.
    Title: Assistant Secretary          Title: Executive Vice President
                                               and Chief Financial Officer

Attest:                                 FULTON INTERNATIONAL, INC.
------

By: _____________________________   By: _____________________________
    Name: Thomas D. Singer              Name: Charles H. Diller, Jr.
    Title: Secretary                    Title: President

Attest:                                 JLG EQUIPMENT SERVICES, INC.
------

By: _____________________________   By: _____________________________
    Name: Thomas D. Singer              Name: Charles H. Diller, Jr.
    Title: Assistant Secretary          Title: Secretary and Treasurer

Attest:                                 JLG MANUFACTURING, LLC
------
                                    By: JLG INDUSTRIES, INC., Authorized Member

By: _____________________________   By: _____________________________
    Name: Thomas D. Singer              Name: Charles H. Diller, Jr.
    Title: Assistant Secretary          Title: Executive Vice President
                                               and Chief Financial Officer

                             [EXECUTIONS CONTINUED]

Attest:                                 GRADALL INDUSTRIES, INC.
------

By: _____________________________   By: _____________________________
    Name: Thomas D. Singer              Name: Charles H. Diller, Jr.
    Title: Assistant Secretary          Title: Vice President

Attest:                                 THE GRADALL COMPANY
------

By: _____________________________   By: _____________________________
    Name: Thomas D. Singer              Name: Charles H. Diller, Jr.
    Title: Assistant Secretary          Title: Vice President

Attest:                                 THE GRADALL ORRVILLE COMPANY
-------

By: _____________________________   By: _____________________________
    Name: Thomas D. Singer              Name: Charles H. Diller, Jr.
    Title: Assistant Secretary          Title: Vice President

                                        LENDERS

                                        FIRST UNION NATIONAL BANK,
                                        individually and in its capacity as
                                        Administrative Agent hereunder

                                        By: _________________________
                                            Name:
                                            Title:

                                        BANK ONE, MICHIGAN,
                                        individually and in its capacity as
                                        Syndication Agent hereunder

                                        By: _________________________
                                            Name:
                                            Title:

                             [EXECUTIONS CONTINUED]

                                        THE CHASE MANHATTAN BANK,
                                        individually and in its capacity as
                                        Documentation Agent hereunder

                                        By: _________________________
                                            Name:
                                            Title:

                                        BANCO ESPIRITO SANTO, S.A.,
                                        NASSAU BRANCH

                                        By: _________________________
                                            Name:
                                            Title:

                                        ALLFIRST BANK, f/k/a The First National
                                        Bank of Maryland

                                        By: _________________________
                                            Name:
                                            Title:

                                        PNC BANK, NATIONAL ASSOCIATION

                                        By: _________________________
                                            Name:
                                            Title:

                                        HARRIS TRUST AND SAVINGS BANK

                                        By: _________________________
                                            Name:
                                            Title:

                             [EXECUTIONS CONTINUED]

                                        NATIONAL CITY BANK OF PENNSYLVANIA

                                        By: _________________________
                                            Name:
                                            Title:

                                        COMERICA BANK

                                        By: _________________________
                                            Name:
                                            Title:

                                        MELLON BANK, N.A.

                                        By: _________________________
                                            Name:
                                            Title:

                                        SUNTRUST BANK, ATLANTA

                                        By: _________________________
                                            Name:
                                            Title:

                                        WACHOVIA BANK, N.A.

                                        By: _________________________
                                            Name:
                                            Title:

                             [EXECUTIONS CONTINUED]

                                        BANK HAPOALIM B.M.

                                        By: _________________________
                                            Name:
                                            Title:

                                        BANKBOSTON, N.A.

                                        By: _________________________
                                            Name:
                                            Title:

                                        FLEET NATIONAL BANK

                                        By: _________________________
                                            Name:
                                            Title:

                                        THE BANK OF NEW YORK

                                        By: _________________________
                                            Name:
                                            Title:

                                        BANK OF TOKYO-MITSUBISHI TRUST COMPANY

                                        By: _________________________
                                            Name:
                                            Title:

                             [EXECUTIONS CONTINUED]

                                        CREDIT LYONNAIS NEW YORK BRANCH

                                        By: _________________________
                                            Name:
                                            Title:

                                        ERSTE BANK

                                        By: _________________________
                                            Name:
                                            Title:

                                        MICHIGAN NATIONAL BANK

                                        By: _________________________
                                            Name:
                                            Title:

                                    EXHIBIT A

                                   SCHEDULE 3

                            CALCULATION OF MLA COSTS

(a) The MLA Cost for any Alternate Currency Loan made by any Lender is calculated in accordance with the following formula:

         BY + L(Y-X) + S(Y-Z) % per annum = MLA Cost
         -------------------------------------------
                  100 - (B+S)

         where on the day of application of the formula:

         B is the percentage of such Lender's eligible liabilities which the Bank of England requires such Lender to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

         Y        is the interest rate applicable to such Alternate Currency
                  Loan;

         L is the percentage of eligible liabilities which the Bank of England requires such Lender to maintain as secured money with members of the London Discount Market Association and/or as secured call money with certain money brokers and gilt-edged primary market makers;

         X is the rate at which secured Pounds Sterling deposits in the relevant amount may be placed by such Lender with members of the London Discount Market Association and/or as secured call money with certain money brokers and gilt-edged primary market makers at or about 11:00 a.m. on that day for the relevant period;

         S is the percentage of such Lender's eligible liabilities which the Bank of England requires such Lender to place as a special deposit; and

         Z is the interest rate per annum allowed by the Bank of England on special deposits.

(b)      For the purposes of this Schedule 3:

         (i) "eligible liabilities" and "special deposits" have the meanings given to them at the time of application of the formula by the Bank of England.

                                    EXHIBIT B

                                   RECEIVABLE

         Receivable means any indebtedness and other obligations owed to a Securitization Subsidiary or any Borrower by, or any right of a Securitization Subsidiary or any Borrower to payment from or on behalf of, a person obligated to make payments pursuant to the Contract (as defined in Exhibit C) relating to such Receivable (the "Obligor"), whether constituting an account, chattel paper, instrument or general intangible, arising from the sale of goods or rendering of services by a Borrower, and includes the obligation to pay any finance charges, fees and other charges with respect thereto. Indebtedness and any other obligations arising from any one transaction, including indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction.

                                    EXHIBIT C

                                RELATED SECURITY

         Related Security means, with respect to any Receivable:

                  (a) all of a Securitization Subsidiary's and the respective Borrower's interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Receivable.

                  (b) all instruments and chattel paper that may evidence such Receivable,

                  (c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto, and

                  (d) all of the Securitization Subsidiary's and the respective Borrower's rights, interests and claims under any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which a Receivable arises or that evidence such Receivable or under which an Obligor (as defined in Exhibit B) becomes or is obligated to make payment in respect of such Receivable (the "Contracts") and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise.

                                    EXHIBIT D

                                 RELATED ASSETS

         "Related Assets" means, with respect to any Receivable:

                  (a) all monies due or to become due to a Borrower with respect to any Receivable or Related Security;

                  (b) all books and records of a Borrower related to any Receivable or Related Security; and

                  (c) all collections and other proceeds and products of any of the foregoing or any Receivable or Related Security (as defined in the applicable UCC), including, without limitation, (i) all funds received by any Borrower or Securitization Subsidiary from or on behalf of the Obligors (as defined in Exhibit B), in payment of any amounts owed (including, without limitation, invoice price, finance charges, interest and all other charges) in respect of Receivables; (ii) all amounts (including any insurance proceeds) to be applied by a Borrower or Securitization Subsidiary to any amount owed in respect of any Receivable, and (iii) all net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligors or any other parties directly or indirectly liable for payment of such Receivables, in respect of Receivables, all net proceeds.

                                    EXHIBIT E

                                   COLLECTIONS

         "Collections" means, with respect to any Receivable: (a) all funds that are received by a Borrower or a Securitization Subsidiary in payment of any amounts owed in respect of such Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor (as defined in Exhibit B) or any other person directly or indirectly liable for the payment of such Receivable and available to be applied thereon), (b) all Collections deemed to have been received as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, discount or other adjustment made by the Securitization Subsidiary or any affiliate of a Securitization Subsidiary and an Obligor, and (c) all other proceeds of such Receivable.